Exhibit 4.8

AMENDMENT NO. 1

TO

RECAPITALIZATION AND EXCHANGE AGREEMENT

Amendment No. 1, dated as of the          day of     , 2014 (the “Amendment”), by and between Installed Building Products, Inc., f/k/a CCIB Holdco, Inc., a Delaware corporation (“IBP”), and Cetus Capital II, LLC, a Delaware limited liability company (“Cetus”), to the Recapitalization and Exchange Agreement, dated as of November 4, 2011, by and between IBP and Cetus (the “Original Agreement” and together with the Amendment, the “Agreement”).

RECITALS

WHEREAS, in connection with the anticipated initial public offering of shares of Common Stock of IBP, IBP and Cetus wish to modify the terms of Section 8.1 of the Original Agreement for the benefit of the other stockholders of IBP.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, the parties hereby agree as follows:

1. Defined Terms. All capitalized terms not otherwise defined herein shall have the meaning given to them in the Original Agreement.

2. Amendment to Original Agreement. The Original Agreement is hereby amended by deleting Section 8.1 and replacing in its entirety with the following:

“Section 8.1 Call Right. At any time after the date hereof, IBP Investment Holdings, LLC, a Delaware limited liability company (“Investment Holdings”), TCI Holdings, LLC, f/k/a GNV Holdings, LLC, a Georgia corporation (“TCI”), and IBP Management Holdings, LLC, a Delaware limited liability company (“Management Holdings”), may at their individual election prior to December 31, 2014, purchase up to 36,080, 6,820 and 1,100 shares of Common Stock (as such numbers may be adjusted for stock splits, reverse splits or stock dividends from and after the date hereof) from Cetus, respectively, at a purchase price of $0.01 per share (the “Call Right”) pursuant to the terms of an Agreement for Purchase and Sale substantially in the form of Exhibit B hereto (the “Purchase Agreement”). Each of Investment Holdings, TCI and Management Holdings is sometimes referred to herein as an “Option Holder”. If an Option Holder elects to exercise its Call Right, it shall send a written notice to such effect, specifying the number of shares of Common Stock to be purchased (the “Option Shares”), to Cetus not less than two (2) days prior to the date on which such purchase and sale shall occur. At the closing of such purchase and sale at the place designated in such written notice, (i) such Option Holder shall deliver (a) the aggregate applicable purchase price to Cetus and (b) an executed counterpart of the Purchase Agreement and (ii) Cetus shall deliver to such Option Holder (a) a certificate or certificates representing the Option Shares, which shall be duly endorsed (or accompanied by an irrevocable stock power or other instrument of assignment and transfer, duly executed) and otherwise in proper form for transfer (b) Cetus’s written representation and warranty to such Option Holder to the effect that Cetus owns such Option Shares free and clear of any and all liens, claims, charges or encumbrances of any nature, other than restrictions imposed by applicable federal or state securities laws and (c) an executed counterpart of the Purchase Agreement. Each of the Option Holders is an intended third- party beneficiary of the terms of this Section 8.1. Any exercise of the Call Right in accordance with this Agreement and the Purchase Agreement shall be subject to rescission pursuant to Section 3 of the Purchase Agreement.”

3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware exclusive of the conflict of law principles thereof.

4. Ratification. Except as provided specifically herein, the Original Agreement is ratified, confirmed and approved in all respects. If there is any conflict between the terms of the Original Agreement and this Amendment, the terms of this Amendment shall control.

5. Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any prior understandings and agreements among them respecting the subject matter of this Amendment.

6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first set forth above

Installed Building Products, Inc.	Cetus Capital II, LLC

By:	By:
Name:	Name:
Title:	Title: